EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2023

Contact: Brian Koopman (801) 566-1200	October 26, 2023

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD], despite a difficult third calendar quarter (3Q), achieved financial results for nine months (9M) 2023 consistent with those anticipated in its beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following is a summary comparison of 3Q and first nine months (9M) of calendar 2023 with 3Q and 9M 2022 income statement measures:

	3Q	9M
2023 to 2022 Comparison	(July–September)	(January-September)
Revenues (Sales):	(3%)	(2%)
Gross Profit (GP):	(10%)	(4%)
Operating Income (OI):	(23%)	(13%)
Income Before Tax (EBT):	(10%)	-
Net Income (NI):	(8%)	+ 4%
Earnings Per Share (EPS):	(8%)	+ 4%

Worldwide (WW) consolidated sales in 3Q 2023 were $450 lower than in 3Q 2022, and were $816 lower in 9M 2023 compared to 9M 2022.  This essentially was because 3Q 2023 biopharmaceutical OEM sales were $1,217 lower than in 3Q 2022, and were $1,847 lower in 9M 2023 compared to 9M 2022.  Sales invoiced in foreign currencies, which did not include any biopharmaceutical OEM sales, represented 25% of total WW consolidated 3Q 2023 sales (when expressed in USD) and 29% of 9M 2023 total WW consolidated sales. Constant currency sales, U.S. dollar sales using the same foreign currency exchange (FX) rates as in the prior year’s same periods, were $155 higher in 3Q 2023 as a result of a stronger EUR and GBP compared to 3Q 2022, but $33 lower for 9M 2023 because of a weaker AUS and CAD, despite a stronger EUR, for 9M 2023 year-to-date.

Profit margins in 3Q and 9M 2023 compared to 3Q and 9M 2022 follow:

	3Q 2023	3Q 2022	9M 2023	9M 2022
	(Jul – Sep)	(Jul – Sep)	(Jan – Sep)	(Jan – Sep)
Gross Profit Margin (GP/ sales):	58.8%	63.2%	60.5%	61.7%
Operating Income Margin (OI/ sales):	31.7%	39.7%	33.9%	38.0%
EBT Margin (EBT/ sales):	38.2%	41.2%	39.8%	38.9%
Net Income Margin (NI/ sales):	31.5%	33.0%	32.6%	30.8%

EBT = Income Before Taxes = (Operating Income + Non-Operating Income)

In 9M 2023, UTMD achieved its targeted GP Margin (GPM), although somewhat lower than in 9M 2022 due to planned higher manufacturing overhead costs with less absorption because of lower sales.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole. The lower 3Q 2023 GPM was a good example of this. In addition to the lower absorption of higher overhead costs, the Company had an unfavorable product mix due to much higher foreign distributor sales compared to 3Q 2022, and experienced higher than normal medical expenses in its self-funded U.S. health care plan.  International distributor prices are lower than prices of products sold directly to medical facilities WW.

In addition to the 4.4 percentage point lower 3Q 2023 GPM and the 1.2 percentage point lower 9M 2023 GPM, the OI Margins in both periods were reduced another 2.8 percentage points by 2023 litigation expenses captured in General & Administrative (G&A) expenses. Due primarily to interest earned on cash balances included in Non-operating income, UTMD was able to achieve higher EBT, NI and EPS in 9M 2023 compared to the prior 9M 2022.

UTMD’s September 30, 2023 Balance Sheet, in the absence of debt, continued to strengthen with total assets up $0.8 million from the end of 2022. Ending Cash and Investments were $88.2 million on September 30, 2023 compared to $75.1 million on December 31, 2022, after paying $3.2 million in cash dividends to stockholders and purchasing $0.5 million in new Property and Equipment in 9M 2023.  UTMD’s cash balance increased $3.62/ outstanding share at September 30, 2023 from the end of 2022 with a 4% increase in Net Income, while the stock price declined $14.53/ share. Stockholders’ Equity (SE) increased $9.4 million in the nine-month period from December 31, 2022 despite the fact that $3.2 million in dividends reduced SE.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2023 compared to the end of calendar year 2022 and the end of 3Q 2022 follow:

	9-30-23	12-31-22	Change	9-30-22	Change
GBP	1.22134	1.20771	1.1%	1.11303	9.7%
EUR	1.05841	1.06940	(1.0%)	0.97878	8.1%
AUD	0.64494	0.68050	(5.2%)	0.64366	0.2%
CAD	0.73873	0.73899	-	0.72722	1.6%

Revenues (sales) -3Q 2023

Total WW UTMD consolidated 3Q 2023 sales were $450 (3.0%) lower than in 3Q 2022. WW constant currency sales were $605 (4.7%) lower. U.S. domestic sales were 15.7% lower (obviously without any FX impact), and outside the U.S. (OUS) sales were 20.8% higher. Without the benefit of a weaker USD in converting foreign currency sales, 3Q 2023 OUS sales were 17.2% higher.

Domestic U.S. sales in 3Q 2023 were $7,265 compared to $8,615 in 3Q 2022.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and acquisition history. Domestic direct other device sales, representing 56% of total domestic sales, were $9 (+0.2%) higher in 3Q 2023 than in 3Q 2022. Domestic OEM sales, representing 28% of total domestic sales, were $1,019 (33.4%) lower, including $1,103 lower U.S. biopharmaceutical OEM sales. Direct Filshie device sales, representing 16% of total domestic sales, were $341 (23.0%) lower in 3Q 2023 compared to 3Q 2022.

OUS sales in 3Q 2023 were 20.8% higher at $5,240 compared to $4,340 in 3Q 2022. The increase in USD-denominated OUS sales was leveraged as a result of a weaker USD relative to the EUR and GBP, which added $155 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies in constant currency terms. FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 3Q 2023 and 3Q 2022 for revenue purposes follow:

	3Q 2023	3Q 2022	Change
GBP	1.2669	1.1760	+ 7.7%
EUR	1.0711	1.0040	+ 6.7%
AUD	0.6572	0.6828	( 3.7%)
CAD	0.7462	0.7663	( 2.6%)

The weighted average favorable FX rate difference impact on 3Q 2023 foreign currency OUS sales was 5.2%, increasing reported USD sales by $155 relative to the same foreign currency sales in 3Q 2022.  In constant currency terms, foreign currency sales in 3Q 2023 were 17.2% higher than in 3Q 2022. The portion of OUS sales invoiced in foreign currencies in USD terms were 25.0% of total consolidated 3Q 2023 sales compared to 19.3% in 3Q 2022.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user foreign currency OUS 3Q 2023 sales in USD terms were 19.6% higher in Ireland, 21.6% lower in Canada, 8.2% higher in France, 30.8% lower in AUS/NZ and 17.2% higher in the UK than in 3Q 2022. Sales to OUS distributors/ international OEM (including biopharmaceutical) customers were 35.5% higher in 3Q 2023 than in 3Q 2022.

Sales -9M 2023

Total consolidated 9M 2023 UTMD WW consolidated sales were $816 (2.1%) lower than in 9M 2022. Constant currency 9M 2023 sales were $33 (+0.1%) lower due to a slightly stronger USD year-to-date. U.S. domestic sales were 12.1% lower and OUS sales were 15.0% higher.

Domestic U.S. sales in 9M 2023 were $21,467 compared to $24,429 in 9M 2022.  Direct other device sales, representing 53% of total domestic sales, were $689 (5.7%) lower in 9M 2023 than in 9M 2022.  The lower direct other device sales year-to-date resulted from continued supply chain disruption. Domestic OEM sales, representing 30% of total domestic sales, were $1,919 (22.8%) lower. The biopharmaceutical portion of domestic OEM sales were $1,963 (28.2%) lower.  Direct domestic Filshie device sales, representing 17% of total domestic sales, were $354 (9.0%) lower in 9M 2023 compared to 9M 2022 due to lower demand.

OUS sales in 9M 2023 were 15.0% higher at $16,424 compared to $14,278 in 9M 2022. The increase in 9M 2023 USD-denominated OUS sales was only slightly diminished as a result of a stronger USD which subtracted $33 from OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 9M 2023 and 9M 2022 for revenue purposes follow:

	9M 2023	9M 2022	Change
GBP	1.2434	1.2488	( 0.4%)
EUR	1.0790	1.0672	+ 1.1%
AUD	0.6708	0.7058	( 5.0%)
CAD	0.7432	0.7797	( 4.7%)

The weighted-average unfavorable impact on 9M 2023 foreign currency OUS sales was just 0.3%, reducing reported USD sales by $33 relative to the same foreign currency sales in 9M 2022.  In constant currency terms, OUS sales in 9M 2023 were 15.3% higher than in 9M 2022. The portion of OUS sales invoiced in foreign currencies in USD terms was 28.8% of total consolidated 9M 2023 sales compared to 23.9% in 9M 2022. Direct to end-user foreign currency OUS 9M 2023 sales in USD terms were 5.3% higher in Ireland, 14.1% lower in Canada, 9.5% higher in France, 21.7% higher in the UK and 18.2% lower in AUS/NZ. Sales to OUS distributors/OEM (including biopharmaceutical) customers were 21.2% higher in 9M 2023 than in 9M 2022.

Since shipments to OEM customers and OUS distributors typically have long lead times, the current order backlog added to 9M 2023 sales results for those segments provides a fair estimate for 2023 sales as a whole, barring new unresolved raw material supply constraints and further third-party sterilization capacity limits. Based on the current backlog, management expects that WW biopharmaceutical OEM sales to its largest customer will be about $3 million lower in 2023 than in 2022, representing about 17% of 2023 total consolidated sales compared to 22% in 2022.  This projection is consistent with management’s beginning of year 2023 sales estimates, and suggests a net total annual 2023 consolidated sales decline of about $2 million.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers from revenues. UTMD’s GP was $827 (10.1%) lower in 3Q 2023 than in 3Q 2022, and $929 (3.9%) lower in 9M 2023 than in 9M 2022. UTMD price increases to customers since early 2022 were substantially lower than its continued cost increases, with continued “sticky” inflation.  Although direct labor productivity remained consistent with the past, raw material costs continued to increase and higher manufacturing overhead costs were less absorbed by lower revenues.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OI in 3Q 2023 was $3,969 compared to $5,141 in 3Q 2022, a $1,171 (22.8%) decline; and was $12,833 in 9M 2023 compared to $14,720 in 9M 2022, a $1,887 (12.8%) decline.

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 3Q and 9M 2023 compared to the same periods in 2022 by OE category:

OE Category	3Q 2023	% of sales	3Q 2022	% of sales	9M 2023	% of sales	9M 2022	% of sales
S&M:	$ 417	3.3	$ 373	2.9	$ 1,209	3.2	$ 1,066	2.7
G&A:	2,835	22.7	2,560	19.8	8,484	22.4	7,713	19.9
R&D:	138	1.1	112	0.8	414	1.1	370	1.0
Total OE:	3,390	27.1	3,045	23.5	10,107	26.7	9,149	23.6

Changes in foreign currency exchange rates did not have a significant impact on consolidated financial results in 2023.  A stronger EUR and GBP in 3Q 2023 helped increase OUS S&M expense by $3 and OUS G&A expense by $51. An average slightly stronger USD for 9M 2023, reduced OUS S&M expenses by $4, OUS G&A expenses by $26 and OUS R&D expenses by $1. The following table summarizes “constant currency” OE in 3Q and 9M 2023 compared to the same periods in 2022 by OE category:

OE Category	3Q 2023 const FX	3Q 2022	9M 2023 const FX	9M 2022
S&M:	$ 414	$ 373	$ 1,213	$ 1,066
G&A:	2,784	2,560	8,510	7,713
R&D:	138	112	415	370
Total OE:	3,336	3,045	10,138	9,149

S&M and R&D expenses were higher primarily as a result of cost-of-living adjustments to employee salaries.

A division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the Filshie Clip System, which is also separated out below:

G&A Exp Category	3Q 2023	% of sales	3Q 2022	% of sales	9M 2023	% of sales	9M 2022	% of sales
IIA Amort- UK:	$ 504	4.0	$ 467	3.6	$1,484	3.9	$1,497	3.9
IIA Amort– CSI:	1,105	8.8	1,105	8.5	3,316	8.8	3,316	8.6
Other– UK:	171		132		498		428
Other– US:	912		710		2,752		2,018
IRE:	74		73		227		224
AUS:	38		39		107		124
CAN:	31		34		100		106
Total G&A:	2,835	22.7	2,560	19.8	8,484	22.4	7,713	19.9

Although the IIA amortization expense in either USD or GBP, depending on where expensed, was the same as in the prior year’s same periods, the 3Q 2023 OI margin was diluted by 0.7 percentage points, and the 9M 2023 OI margin was diluted by 0.2 percentage points, due to a lower sales denominator and the GBP FX rate difference. Non-cash IIA amortization expense was 57% of total G&A expenses in both 3Q 2023 and 9M 2023.  Litigation expenses, included in the Other-US G&A Expense category above, were about 2.8% of sales in both 3Q 2023 and 9M 2023.  Litigation expenses were 1.4% of sales in 3Q 2022 and 1.1% of sales in 9M 2022.  In other words, higher litigation expenses reduced UTMD’s OI margin by another 1.4 percentage points in 3Q 2023, and another 1.7 percentage points in 9M 2023.

OUS G&A expenses in USD terms were $818 in 3Q 2023 compared to $745 in 3Q 2022. OUS G&A expenses were $2,416 in 9M 2023 compared to $2,379 in 9M 2022. The constant currency table below shows how the changes in FX rates affected reported OUS G&A expenses for 3Q 2023 ($51 higher) and 9M 2023 ($26 lower):

G&A Exp Category	3Q 2023 const FX	3Q 2022	9M 2023 const FX	9M 2022
IIA Amort- UK:	$ 468	$ 467	$1,471	$1,497
Other– UK:	159	132	494	428
IRE:	69	73	230	224
AUS:	39	39	101	124
CAN:	32	34	94	106
Total OUS G&A:	767	745	2,390	2,379

Summary explanation for changes in OI Margin from prior year’s same periods:

Expense Category	3Q %- Point Reduction	9M %- Point Reduction
GPM:	4.4	1.2
Litigation Expense (G&A)	1.4	1.7
IIA Amortization Expense (G&A)	0.7	0.2
All Other Operating Expenses	1.5	1.0
Reduction in OI Margin:	8.0	4.1

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2023 EBT was $4,781 (38.2% of sales) compared to $5,339 (41.2% of sales) in 3Q 2022. Consolidated 9M 2023 EBT was $15,072 (39.8% of sales) compared to $15,068 (38.9% of sales) in 9M 2022. The improvement in 9M EBT was due to higher net NOI.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 3Q 2023 was $811 compared to $198 NOI in 3Q 2022. Net NOI in 9M 2023 was $2,239 compared to $348 NOI in 9M 2022. UTMD realized a $7 remeasured currency balance loss in both 9M 2023 and 9M 2022. With higher cash balances and interest rates in 9M 2023 compared to 9M 2022, UTMD received $1,826 more in WW interest income. NOI generated in Ireland from renting unused warehouse space to a third party yielded a further increase in 9M 2023 NOI compared to 9M 2022.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2023 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $6,604 compared to $7,111 in 3Q 2022.

Adjusted consolidated EBITDA was $20,520 in 9M 2023 compared to $20,487 in 9M 2022. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $27,924 as of September 30, 2023.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 52.8% in 3Q 2023 compared to 54.9% in 3Q 2022, reflecting the lower 3Q 2023 GPM.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 54.2% in 9M 2023 compared to 52.9% in 9M 2022.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance during a difficult economic period of time.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2023	3Q 2022	9M 2023	9M 2022
EBT	$4,781	$5,339	$15,072	$15,068
Depreciation Expense	155	152	465	454
Femcare IIA Amortization Expense	503	467	1,484	1,497
CSI IIA Amortization Expense	1,105	1,105	3,316	3,316
Other Non-Cash Amortization Expense	8	8	24	24
Stock Option Compensation Expense	53	38	152	121
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	(1)	2	7	7
UTMD non-US GAAP EBITDA:	$6,604	$7,111	$20,520	$20,487

Net Income (NI)

NI in 3Q 2023 of $3,935 (31.5% of sales) was 8.1% lower than NI of $4,280 (33.0% of sales) in 3Q 2022. NI in 9M 2023 of $12,349 (32.6% of sales) was 3.6% higher than NI of $11,918 (30.8% of sales) in 9M 2022.

The average consolidated income tax provisions (as a % of the same period EBT) in 3Q 2023 and 3Q 2022 were 17.7% and 19.8% respectively, and were 18.1% and 20.9% in 9M 2023 and 9M 2022 respectively. The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. In addition, a portion of UTMD’s 2023 NOI generated from interest on high grade tax-exempt municipal bonds helped reduce the overall income tax provision rate. UTMD has consistently paid millions of dollars in income taxes annually. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 3Q 2023 were $1.081 compared to $1.178 in 3Q 2022, an 8.2% decrease. Diluted EPS in 9M 2023 were $3.394 compared to diluted EPS of $3.265 in 9M 2022, a 4.0% increase. Diluted shares were 3,638,723 in 3Q 2023 compared to 3,634,235 in 3Q 2022. The higher diluted shares in 3Q 2023 were the result of exercise of employee options.

The number of shares used for calculating 3Q 2023 EPS was higher than September 30, 2023 actual outstanding shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 3Q 2023 were 3,629,525 compared to 3,627,767 at the end of calendar year 2022. The difference was due to 1,758 shares in employee option exercises during 9M 2023. For comparison, actual outstanding shares were 3,625,195 at the end of 3Q 2022. The total number of outstanding unexercised employee and outside director options at September 30, 2023 was 65,301 at an average exercise price of $73.83, including shares awarded but not yet vested.  This compares to 49,895 unexercised option shares at the end of 3Q 2022 at an average exercise price of $69.00/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for 3Q 2023 was 9,309 compared to 9,220 in 3Q 2022. The number of shares added as a dilution factor for 9M 2023 was 9,918 compared to 9,424 in 9M 2022. In October 2022, 20,600 option shares were awarded to 40 employees at an exercise price of $82.60.  No options have been awarded in 2023.  UTMD paid $1,071 ($0.295/share) in dividends to stockholders in 3Q 2023 compared to $1,051 ($0.290/ share) paid in 3Q 2022. Dividends paid to stockholders during 3Q 2023 were 27% of 3Q 2023 NI. UTMD paid $3,211 ($0.295/share) in dividends to stockholders in 9M 2023 compared to $2,111 ($0.290/ share) paid in 9M 2022. The difference was due to an earlier payment of a special dividend at the end of 2021 instead of in 1Q 2022. No UTMD shares have been purchased in the open market in 2023. In 2Q 2022, the Company purchased 30,105 UTMD shares at an average cost of $82.88/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s closing share price at the end of 3Q 2023 was $86.00, down from the closing price of $93.20 three months earlier at the end of 2Q 2023, and the closing price of $100.53 nine months earlier at the end of 2022.

Balance Sheet.

At September 30, 2023, UTMD’s cash and investments increased $13,157 to $88,209 from $75,052 at the end of 2022, despite using cash during 9M 2023 to pay $3,211 in dividends to stockholders and $549 to purchase new manufacturing equipment, plus changes in working capital. The net increase in cash was provided by UTMD’s excellent operating 9M EBITDA of $20,520. At September 30, 2023, Net Intangible Assets decreased to 14.5% of total consolidated assets from 19.2% on December 31, 2022.  The 2019 $21,000 purchase of remaining exclusive U.S. distribution rights for the Filshie Clip System will be fully amortized in October.

Financial ratios as of September 30, 2023 which may be of interest to stockholders follow:

1)Current Ratio = 24.4

2)Days in Trade Receivables (based on 3Q 2023 sales activity) = 24.7

3)Average Inventory Turns (based on 3Q 2023 average inventory and CGS) = 2.1

4)2023 YTD ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 3Q 2023 SEC Form 10-Q will be filed on or before November 14, 2023, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2023	3Q 2022	Percent Change
Net Sales	$ 12,505	$12,955	( 3.5%)
Gross Profit	7,359	8,186	(10.1%)
Operating Income	3,969	5,141	(22.8%)
Income Before Tax	4,781	5,339	(10.5%)
Net Income (US GAAP)	3,935	4,280	( 8.1%)
Earnings Per Share (US GAAP)	$1.081	$ 1.178	( 8.2%)
Shares Outstanding (diluted)	3,639	3,634

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2023	9M 2022	Percent Change
Net Sales	$ 37,891	$ 38,707	( 2.1%)
Gross Profit	22,940	23,869	( 3.9%)
Operating Income	12,833	14,720	(12.8%)
Income Before Tax	15,072	15,068	-
Net Income (US GAAP)	12,349	11,918	3.6%
EPS (US GAAP)	$ 3.394	$ 3.265	4.0%
Shares Outstanding (diluted)	3,638	3,650

BALANCE SHEET

(in thousands)	(unaudited)	(unaudited)	(audited)	(unaudited)
	SEP 30, 2023	JUN 30, 2023	DEC 31, 2022	SEP 30, 2022
Assets
Cash & Investments	$88,209	$84,619	$75,052	$69,511
Accounts & Other Receivables, Net	3,487	3,603	5,538	6,034
Inventories	9,709	10,118	8,814	8,310
Other Current Assets	442	467	515	387
Total Current Assets	101,847	98,807	89,919	84,242
Property & Equipment, Net	10,347	10,541	10,224	10,257
Intangible Assets, Net	19,049	21,127	23,731	23,914
Total Assets	$131,243	$130,475	$123,874	$118,413

Liabilities & Stockholders’ Equity
Accounts Payable	$ 511	$ 1,336	$ 1,218	$ 1,289
REPAT Tax Payable	419	419	419	220
Other Accrued Liabilities	3,247	3,389	4,323	4,760
Total Current Liabilities	$4,177	$5,144	$5,960	$6,269
Deferred Tax Liability – Intangible Assets	1,196	1,370	1,513	1,479
Long Term Lease Liability	305	315	341	354
Long Term REPAT Tax Payable	1,256	1,256	1,256	1,675
Deferred Revenue and Income Taxes	607	628	549	450
Stockholders’ Equity	123,702	121,762	114,255	108,186
Total Liabilities & Stockholders’ Equity	$131,243	$130,475	$123,874	$118,413